NEOS ETF TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Kurv Yield Premium Strategy Amazon (AMZN) ETF, Kurv Yield Premium Strategy Apple (APPL) ETF, Kurv Yield Premium Strategy Walt Disney (DIS) ETF, Kurv Yield Premium Strategy ExxonMobil (XOM) ETF, Kurv Yield Premium Strategy JPMorgan (JPM) ETF, and Kurv Yield Premium Strategy Microsoft (MSFT) ETF, each a series of Neos ETF Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 16, 2023

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board